UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.)

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PHOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 8, 2010
_________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804 on April 8, 2010, at 9:00 a.m. Eastern Time, for the following purposes:

1)	To elect 6 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 31, 2010;

3)	To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 900,000 to 1,200,000;

4)	To approve an amendment to the Company’s 2007 Long Term Equity Incentive Plan to increase the number of shares available for issuance under the plan from 3 million to 6 million and the amount of restricted stock allowed to be issued thereunder from 10% to 15%.

5)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 12, 2010, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
General Counsel and Secretary

February 24, 2010

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
___________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 8, 2010

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders to be held on April 8, 2010, at 9:00 a.m. Eastern Time at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, Connecticut 06804, or any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 24, 2010.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” Proposals 1, 2, 3 and 4 and in accordance with their best judgment and on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 12, 2010, are entitled to notice of and to vote at the Annual Meeting. As of February 12, 2010, there were 53,409,258 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 6 members of the Board of Directors; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 31, 2010) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; (3) Proposal 3 (To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 900,000 to 1,200,000) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan; and (4) Proposal 4 (To approve an amendment to the Company’s 2007 Long Term Equity Incentive Plan to increase the number of shares available for issuance under the plan from 3 million to 6 million and the amount of restricted stock allowed to be issued thereunder from 10% to 15%) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to amend the 2007 Long Term Equity Incentive Plan. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 12, 2010 by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each currently employed executive officer named in the summary compensation table set forth below; and (iv) all directors and currently employed executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Walter M. Fiederowicz	65,000	(3)	*
Joseph A. Fiorita, Jr.	133,750	(3)(4)	*
Soo Hong Jeong	367,902	(3)	*
Peter Kirlin	32,500	(3)	*
Constantine S. Macricostas	2,375,464	(3)(5)	4.4%
George Macricostas	75,030	(3)	*
Willem D. Maris	99,250	(3)	*
Christopher J. Progler	153,918	(3)
Sean T. Smith	274,851	(3)	*
Mitchell G. Tyson	69,250	(3)	*
Letko Brousseau & Assc. Inc.	4,997,383	(6)	9.34%
1800 McGill College Avenue
Suite 2510
Montreal, QC H3A 3J6
Canada
Waddell & Reed Financial, Inc.	4,659,359	(7)	9.0%
6300 Lamar Avenue
Overland Park, KS 66202
Dimensional Fund Advisors LP	3,562,772	(8)	6.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Blackrock Inc	3,077,954	(9)	5.79%
40 East 52nd Street
New York, New York 10022
FMR LLC	6,044,949	(10)	11.367%
82 Devonshire Street
Boston, Massachusetts 02109
Macricostas Partners, L.P.	1,954,100		3.6%
1122 BelAir
Allen, TX 75013
Directors and Executive Officers	3,646,915	(11)	6.8%
as a group (10 persons)

* Less than 1%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	Includes shares of Common Stock subject to stock options exercisable as of February 12, 2010, (or within 60 days thereof), as follows: Mr. Fiederowicz: 45,000; Mr. Fiorita: 63,750; Dr. Jeong: 242,502; Dr. Kirlin: 32,500; Mr. Constantine Macricostas: 263,000; Mr. George Macricostas: 40,000; Mr. Maris: 51,250; Dr. Progler: 113,618; Mr. Smith: 216,700; and Mr. Tyson: 31,250.

(4)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(5)	Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 1,954,100 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.

(6)	According to Schedule 13(g) filed February 12, 2010, Letko, Brosseau & Assc. Inc. has sole and dispositive power over 4,997,383 shares of Common Stock as of December 31, 2009.

(7)	According to Schedule 13(g) filed February 12, 2010, Waddell & Reed Financial, Inc. has sole and dispositive power over 4,659,359 shares of Common Stock as of December 31, 2009.

(8)	According to Schedule 13(g) filed February 10, 2010, Dimensional Fund Advisors LP has sole and dispositive power over 3,562,772 shares of Common Stock as of December 31, 2009.

(9)	According to Schedule 13 (g) filed January 20, 2010 Blackrock Inc. has sole and dispositive power over 3,077,954 shares of Common Stock as of December 31, 2009.

(10)	According to Schedule 13(g) filed February 12, 2010, FMR, LLC has sole and dispositive power over 6,044,949 shares of Common Stock as of December 31, 2009.

(11)	Includes the shares listed in notes (3), (4) and (5) above.

PROPOSAL 1
ELECTION OF DIRECTORS

Each of the 6 directors of the Company that is elected at the Annual Meeting will serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified. The names of, and certain information with respect to the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:
Name and (Age)	Director Since	Position with the Company
Walter M. Fiederowicz	1984	Director
(63 years)

Joseph A. Fiorita, Jr.	1987	Director
(65 years)

Constantine S. Macricostas	1974	Chairman of the Board
(74 years)

George Macricostas	2002	Director
(40 years)

Willem D. Maris	2000	Director
(70 years)

Mitchell G. Tyson	2004	Director
(55 years)

Messrs. Fiederowicz, Fiorita, Maris and Tyson qualify as independent under applicable Nasdaq National Market (“NASDAQ”) rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. As of January 1, 2010, he serves as Chairman of the Board of Omega Insurance Holding Limited, the holding company of the Lloyd’s insurance underwriter (“Omega”). Mr. Fiederowicz serves as Chairman of the Board of Meacock Capital, plc., a provider of capital to the Lloyd’s market. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee of the Company.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm located in Danbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee, a member of the Nominating Committee and a member of the Executive Committee of the Company. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules.

Constantine S. Macricostas is Chairman of the Board, Chief Executive Officer and President. From July 20, 2008, Mr. Macricostas assumed the responsibility of Interim Chief Executive Officer and on April 3, 2009 he became Chief Executive Officer and President. From February 23, 2004 to June 7, 2005, Mr. Macricostas also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is Chairman of the Executive Committee of the Company. Mr. Macricostas is a founder, Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”). Mr. Macricostas is the father of George Macricostas.

George Macricostas is the Chief Executive Officer, Vice Chairman of the Board and founder of RagingWire, a company that provides secure managed information technology services and data center infrastructure to data intensive enterprise companies. Mr. Macricostas is a member of the Board of Directors of the Jane Goodall Institute, and was a finalist in the 2007 Ernst and Young Entrepreneur of the Year program. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2005, Mr. Macricostas was Chief Executive Officer of RagingWire. Prior to the founding of RagingWire, from February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure. Mr. Macricostas has over 20 years of technical and business management experience in operations and information technology.

Willem D. Maris served as the President and Chief Executive Officer of ASM Lithography Holding N.V. (“ASML”) from June 1990 until his retirement in January 2000. Headquartered in the Netherlands, ASML develops and manufactures, markets and services advanced lithography projection systems for the fabrication of integrated circuits. He is a director of FSI International Inc. and was Chairman of the Supervisory Board of BE Semiconductor Industries N.V. until March 2009. Mr. Maris is a member of the Nominating Committee of the Company.

Mitchell G. Tyson is the Chief Executive Officer and a Director of Advanced Electron Beams since October 2005. Advanced Electron Beams’ compact electron beam emitters replace thermal and chemical processes for cleaner, more efficient, lower cost manufacturing. Prior to joining Advanced Electron Beams, Mr. Tyson was a corporate consultant and lecturer, serving on multiple industry, government and corporate boards of directors and advising start-up organizations and venture capital firms. Previously, Mr. Tyson served as the CEO of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services for the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 12 times during the 2009 fiscal year. During fiscal 2009, each director attended at least 83.3% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

The Company’s Board of Directors has Audit, Executive, Compensation, and Nominating Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee’s functions include the appointment of the Company’s independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 8 meetings during the 2009 fiscal year.

The Compensation Committee’s functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company’s stock plans. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 3 meetings during the 2009 fiscal year.

The Executive Committee, with certain exceptions, may exercise all of the authority of the Board between regular meetings of the entire Board. Messrs. Fiederowicz, Fiorita and Constantine Macricostas are members of the Executive Committee. The Executive Committee held 4 meetings during the 2009 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Fiorita, Maris and Tyson are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 1 meeting during the 2009 fiscal year.

The Audit Committee Charter, the Compensation Committee Charter and the Nominating Committee Charter are posted on the Company’s website at www.photronics.com.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, possession of the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for photomasks and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. The Committee does not intend to alter the manner in which it evaluates candidates, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any recommendations for nomination for Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than 5 percent of the Company’s voting Common Stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. All communications will be compiled by the Assistant Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the 2010 Annual Meeting of Shareholders attended the 2009 Annual Meeting of Shareholders with the exception of Willem Maris who was excused.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee Charter can be found on the Company’s website at www.photronics. com. The Audit Committee also undertakes a written performance evaluation of the Committee on an annual basis.

The Audit Committee held 8 meetings during the 2009 fiscal year. For the fiscal year ended November 1, 2009, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU380) and received the written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions. In addition, the Audit Committee discussed with the independent auditors the independence of the independent auditors. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP (“D&T”) to the Company is compatible with maintaining the independence of D&T and concluded that the independence of D&T is not compromised by the provision of such services. The Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Committee pre-approves all audit and non-audit services provided to the Company by D&T. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2009 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a complaint procedure for accounting and auditing matters and violations of Company policy.

This report is submitted by:

Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

Fees Paid to the Registered Public Accounting Firm

For the fiscal years ended November 2, 2008 and November 1, 2009 the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2008	Fiscal 2009
Audit Fees (a)	$1,043,859	$1,025,132
Audit-Related Fees (b)	48,295	234,680
Tax Fees (c)	59,800	35,488
All Other Fees	0	0

Total	$1,151,954	$1,295,300

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by D&T.

(b)	Represents assurances and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Officer Since
Soo Hong Jeong, 54	Chief Operating Officer,	2001
	President, Asia Operations

Peter S. Kirlin, 49	Senior Vice President, US and	2008
	Europe

Constantine S. Macricostas, 74	Chief Executive Officer and	2008
	President

Christopher J. Progler, 46	Vice President, Chief Technology	2004
	Officer

Sean T. Smith, 49	Senior Vice President,	2000
	Chief Financial Officer

Dr. Soo Hong Jeong was appointed Chief Operating Officer on June 21, 2006, and continues to serve as President of Asia Operations, a position he has served in since March 22, 2004. Prior to that, Dr. Jeong served as a Vice President of the Company and President and Chief Executive Officer of PK, Ltd. (“PKL”), since August, 2001.

Dr. Peter S. Kirlin joined Photronics in August, 2008 as Senior Vice President, US and Europe. Prior to joining Photronics, Dr. Kirlin was Executive Chairman of Akrion, Inc. from January 2007 to July 2008. Prior to that Dr. Kirlin was Vice President of Business Development at Entegris from May 2004 to September 2006. Prior to that Dr. Kirlin was Chairman and Chief Executive Officer of DuPont Photomask.

Constantine S. Macricostas has served as Chief Executive Officer and President since April 3, 2009. Prior to that he served as Interim Chief Executive Officer from July 20, 2008 to April 3, 2009. From February 23, 2004 to June 7, 2005, he also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997.

Dr. Christopher J. Progler became a Named Executive Officer on June 21, 2006. Dr. Progler has been employed by Photronics for more than eight years starting in 2001 with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. Dr. Progler is a Fellow and Board Member for SPIE - The International Society for Optical Engineering. He is Co-Chair for SPIE Advanced Lithography Symposium and Associate Editor for the SPIE Journal of Microlithography, Microfabrication and Microsystems.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was elected Vice President and Chief Financial Officer. Prior to that Mr. Smith had been Vice President-Controller. He joined Photronics in April 2000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal 2009 nor at any other time and neither of them have interlocking relationships as described in Item 407 of Regulation S-K. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers. The Compensation Committee approves, among other things, annual performance objectives for the executive officers as well as all participants in the Company’s Performance Incentive Plan. The Compensation Committee considers each executive officer’s performance and makes recommendations regarding his/her base salary, cash compensation and stock based awards to the full Board of Directors. The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate.

Philosophy

The Company’s philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company’s compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company’s shareholders. Compensation levels are set to reflect the competitive market practices, the Company’s performance as well as individual performance. The Compensation Committee uses three components to achieve these goals: base salary, bonus and stock-based awards.

Elements of Compensation

In establishing compensation levels for the Named Executive Officers of the Company, identified in the Summary Compensation Table, the Compensation Committee considers compensation at companies in the electronics industries with similar levels of sales and capital. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that its expectation of performance of the Company and its executive officers should range in the median percentile of compensation of this comparison group; however the focus of the Compensation Committee is to compensate for performance and that may result in compensation above or below the median. The Compensation Committee believes that its three-part approach: salary, bonus and stock-based awards results in a compensation program which is aligned with the Company’s needs and results and balances both short and long-term goals. Actual base salary increases, bonus, and annual incentive compensation awards vary based on an individual’s experience, job responsibilities, performance and the Company’s financial results. The Compensation Committee does not use tally sheets in determining executive compensation.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies. The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. Stock options and restricted stock awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

Annual Incentives

On December 5, 2005, the Compensation Committee and the Board of Directors approved an annual cash bonus program which is designed to link incentive with performance which is referred to as the Performance Incentive Plan (“PIP”). The PIP program emphasizes a pay-for-performance orientation to motivate, attract, retain and reward positive behavior and results. The foundation of the plan is to drive financial and non-financial goal execution using a formal incentive plan as a vehicle to measure and calculate goal achievement. The PIP is a goal and target plan with predetermined goals linked to predetermined outcomes. The plan provides for performance incentives to two different populations of Company employees – LEADERSHIP and TEAM. The PIP is designed to align employees to the Company’s goal of becoming a profitable technology leader. Senior leadership identifies measurable goals which link the Company’s success directly with employee performance. The PIP is awarded during the first quarter of the new fiscal year based on the Company’s previous fiscal year’s performance. Each year’s goals and objectives are distributed and communicated within the first quarter of each fiscal year. Awards are linked to achievement of specific levels of Company and individual performance goals and are scaled with respect to achievement. For example, greater than expected performance yields above target rewards, while performance below expectations yields below target rewards. Incentive calculation is determined by the achievement of Company performance, achievement of individual performance and the Company’s ability to pay. Company performance goals are determined by senior management and approved by the Compensation Committee and the Board of Directors. LEADERSHIP participants are assigned an individual incentive target expressed as a percentage of base pay. The plan pay out formula used as a guideline for LEADERSHIP employees is base salary x individual opportunity x (company weight score x company performance score + individual weight x individual performance score) + discretionary incentive = payout. Depending on their performance and that of the Company, participants may receive incentives above the target limit. The Board of Directors has discretion to increase the overall pay out up to 20% for exceeding performance goals. Bonuses for executive officers are given using the guidelines of the PIP; however, they are based one hundred percent (100%) on the Company’s performance score.

TEAM participants receive incentive based on their individual performance. The overall TEAM incentive pool is determined based on Company performance. The TEAM incentive is first distributed to operating units and functions based on their performance and contribution to overall Company success. The TEAM incentive pool is then distributed to the individual team participants based on their individual performance.

The PIP target levels for Mr. Macricostas and Dr. Jeong are 100% and the target levels for Dr. Progler, Dr. Kirlin and Mr. Smith are 60% of their respective salaries. These target levels are based on the job responsibilities of the executives. For fiscal 2009, as a result of the financial and operational performance of the Company, no PIP payout was made to any executive officer or to LEADERSHIP or TEAM Incentive employees. Based on the financial performance of the Company as well as the current global economic conditions, the Compensation Committee is currently evaluating various options to use as alternatives to the PIP for fiscal 2011. For fiscal 2010, as a result of the current volatile global economy, the Compensation Committee will exercise more discretion.

Although not related to the PIP, Mr. Smith received a bonus of $15,000 and Dr. Progler received a bonus of $7,500 in connection with financing transactions in fiscal 2009.

Long Term Incentives

In March of 2006, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of the Company’s current executive compensation and to assist the Compensation Committee in developing a long term incentive program for executives. Pearl Meyer reviewed the Company’s long term incentive grant practices and the retentive impact of outstanding awards. Pearl Meyer also developed an industry specific peer group for purposes of evaluating competitive practices, and summarized the competitive practices relative to the peer group. The peer group consisted of fifteen publicly traded companies within the semiconductor and semiconductor equipment industry with similar revenues and market capitalization as compared to Photronics. The peer group was composed of the following companies: Advanced Energy Industries, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Cymer, Inc., Entegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. Pearl Meyer also provided the Company with key factors to consider in choosing a long term incentive instrument. As part of the study, Pearl Meyer assessed each element of Photronics executive compensation including base salary, target total cash compensation (base salary plus target incentive award opportunity), actual total cash compensation (base salary plus last bonus paid), long term incentives and actual total direct compensation.

The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. Stock options and restricted stock awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

In July of 2007, the Compensation Committee and Pearl Meyer discussed an update on long term equity compensation.

In March of 2007, the Company adopted a Long Term Equity Incentive Plan (“LTEIP”). The LTEIP permits the grant of stock options, restricted stock, stock appreciation rights, performance shares and performance units as well as restricted stock units and other equity-based awards. In December of 2007, the Board of Directors and the Compensation Committee agreed that the annual schedule for granting of equity awards under the LTEIP will be decided every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and potential for individual contribution. When considering grants, the Compensation Committee exercises judgment and discretion and also considers previous stock award grants in order to align generally with its overall compensation targets. The Company generally provides restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP. The number of stock options granted is determined based upon the Black-Scholes Merton valuation model for a 10 year option on the grant date and the number of restricted shares awarded is determined based on the fair value of the Company’s common stock on the grant date.

Health and Welfare and Retirement Benefits

The Named Executives participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The Company does not have a pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Saving Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustees for each participant. All employees are eligible to participate in the Plan except for non-resident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal 2008, the Company provided a matching contribution based on the contributions that the employee made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan. However, in February 2009, the Company implemented a cost reduction initiative which included a ten percent (10%) compensation reduction for all employees, a freeze on merit increases and a suspension of the 401(k) matching contribution. This cost reduction initiative was in effect for six (6) months of fiscal 2009.

Dr. Jeong is entitled to a statutory severance payment under Korean law which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and pursuant to the terms of Dr. Jeong’s employment agreement, the Company makes a payment of U.S. $100,000 into this account every year.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers except for Mr. Macricostas and Dr. Kirlin. Each employment agreement sets forth the severance benefits in the event of a change in control or termination without cause. The employment agreements are described below under the caption Certain Agreements. The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption Potential Payments Upon Termination or Change in Control. The Compensation Committee believes that these agreements are a competitive requirement to attracting and retaining highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was necessary and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement. Mr. Macricostas does not have an employment agreement but does have a consulting agreement with the Company. However, the consulting agreement has been suspended for the period of time that Mr. Macricostas is an employee of the Company. Mr. Macricostas became an employee of the Company on November 10, 2008. Dr. Kirlin does  not have an  employment agreement with the Company.  However, pursuant to the terms of his offer letter, in the event Dr. Kirlin separates from the Company involuntarily and without cause, Dr. Kirlin is entitled to severance at his then current base salary for a period of one year as well as subsidized COBRA benefits for a period of one year.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executives with the need to insure the deductibility of compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to insure the deductibility of such compensation under Section 162(m) or if it is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

2009 EXECUTIVE COMPENSATION

Base salaries for executive officers of the Company are established primarily upon an evaluation of the executive officer’s position in the Company, competitive market practices, individual performance, level of responsibility and technical expertise. The base salaries for the Named Executives are set forth in their respective employment agreements which are described below under the caption Certain Agreements. For executive officers other than the Chief Executive Officer, changes in base salary are proposed to the Compensation Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year and expected future contributions as well as target pay position relative to the peer group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and approved by the Compensation Committee. For fiscal 2009, there were no merit increases for the Named Executives. In November of 2008 and December of 2009, the Named Executives received option awards. (The December grant was in the Company’s 2010 fiscal year).

2009 CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008. Mr. Macricostas was appointed Chief Executive Officer and President on April 3, 2009. Mr. Macricostas’ base compensation as Chief Executive Officer is $600,000. The Compensation Committee based Mr. Macricostas’ 2009 base compensation on competitive chief executive officer salaries and individual performance. Mr. Macricostas received a grant of 300,000 options in November of 2008 and a grant of 225,000 options in December of 2009.

2009 COMPENSATION DECISIONS

On November 10, 2008, the Compensation Committee awarded Mr. Constantine Macricostas 300,000 stock options; Dr. Jeong 100,000 options; Dr. Kirlin 50,000 options; Dr. Progler 50,000 options; and Mr. Smith 65,000 options. On December 21, 2009, the Compensation Committee awarded Mr. Macricostas 225,000 options; Dr. Jeong 65,000 options; Mr. Smith 50,000 options; Dr. Progler 35,000 options; and Dr. Kirlin 35,000 options. The awards were based on long term incentives, performance, retention needs and expectations.

In February 2009, the Company implemented a cost reduction initiative which included a ten percent (10%) compensation reduction for all employees, a freeze on merit increases and a suspension of the 401K matching contribution. This cost reduction initiative was in effect for six (6) months of fiscal 2009. Mr. Macricostas’s compensation reduction was twenty percent (20%).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the fiscal year ended November 1, 2009 to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

								All
				Stock		Option		Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation		Total
Position	Year	($)(1)	($)	($)		($)		($)		($)
Soo Hong Jeong
Chief Operating Officer,	2009	367,308		83,642	(2)	143,347	(3)	141,289	(4)	735,586	(2) (3)
President Asia Operations
	2008	386,640		98,998		198,587		137,709		821,934
	2007	386,640		63,579		206,796		135,126		792,141
Peter S. Kirlin
Senior Vice President,	2009	266,000				29,430	(3)	108,982	(5)	404,412	(2) (3)
US and Europe
	2008	56,846				4,431		46,823		108,100
Constantine S. Macricostas
Chairman, Chief Executive	2009	516,923		7,492	(2)	33,013	(3)	16,224	(6)	573,652	(2) (3)
Officer and President
	2008	322,500		53,678		5,653		2,849		384,680
Christopher J. Progler,
Vice President, Chief	2009	230,849	7,500	70,516	(2)	123,497	(3)	14,170	(7)	446,532	(2) (3)
Technology Officer
	2008	243,000		87,589		173,508		17,186		521,283
	2007	243,000		63,579		170,318		16,993		493,890
Sean T. Smith
Senior Vice President,	2009	285,415	15,000	91,806	(2)	139,811	(3)	5,081	(8)	537,113	(2) (3)
Chief Financial Officer
	2008	300,438		114,884		195,196		8,455		618,973
	2007	300,438		84,773		191,608		11,297		588,116

(1)	The Named Executives did not receive merit increases for fiscal 2009.

(2)	Reflects the Company’s accounting expense for restricted stock awards for financial statement reporting purposes for the fiscal year ended November 1, 2009 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2009 (see also Grant of Plan Based Awards). See Notes 1 and 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 1, 2009, for the assumptions made in determining such expense under FASB ASC 718. FASB ASC 718 values, as of the grant date, for restricted stock awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2009 were for awards made in prior years. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized.

(3)	Reflects the Company’s accounting expense for stock options for financial statement reporting purposes for the fiscal year ended November 1, 2009 in accordance with FASB ASC 718 and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2009 (see also Grant of Plan Based Awards). See Notes 1 and 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 1, 2009, for the assumptions made in determining such expense under FASB ASC Topic 718. FASB ASC Topic 718 values, as of the grant date, for stock option awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2009 were for awards made in prior years. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized.

(4)	Represents $41,289 that Dr. Jeong receives as tuition reimbursement for his children’s education and $100,000 per year paid by the Company to Dr. Jeong’s retirement fund.

(5)	Represents $12,000 car allowance; $65,596 for taxable relocation reimbursement; $30,094 gross up and $1,292 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(6)	Represents $15,000 for reimbursed medical expenses and $1,224 for personal use of a Company car.

(7)	Represents $12,000 car allowance and $2,170 for matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(8)	Represents $3,002 for personal use of a Company car and $2,079 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

GRANTS OF PLAN BASED AWARDS

GRANT OF PLAN-BASED AWARDS TABLE

			Grant Date Fair
		All Other Stock	Value of Stock and
		Awards: Number of	Option Awards
Name	Grant Date	Shares of Stock	$
Soo Hong Jeong	11/10/2008	100,000	76,000
Peter S. Kirlin	11/10/2008	50,000	38,000
Constantine S. Macricostas	11/10/2008	300,000	228,000
Christopher J. Progler	11/10/2008	50,000	38,000
Sean T. Smith	11/10/2008	65,000	49,400

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
NOVEMBER 1, 2009

Name	Option Awards					Stock Awards
									Market
							No. of		Value
							Shares		of
							or		Shares
							Units		or
	No. of		No. of				of		Units of
	Securities		Securities				Stock		Stock
	Underlying		Underlying				That		That
	Unexercised		Unexercised		Option		Have		Have
	Options		Options		Exercise	Option	Not		Not
	(#)		(#)		Price	Expiration	Vested		Vested
	Exercisable		Un-exercisable		($)	Date	(#)		($)
(a)	(b)		(c)		(d)	(e)	(f)		(g)
Soo Hong Jeong	10,002	(1)			12.93	12/09/2012
	15,000	(2)			19.58	2/17/2014
	125,000	(3)			14.56	1/17/2015
	67,500	(4)	22,500		17.02	6/02/2016
			100,000	(5)	0.76	11/10/2018
							18,750	(6)	78,375
							11,250	(7)	47,025

Peter S. Kirlin	20,000	(8)	60,000		3.27	8/29/2018
			50,000	(9)	0.76	11/10/2018

Constantine S. Macricostas	5,000	(10)			22.13	5/30/2010
	68,000	(11)			16.13	12/04/2010
	60,000	(12)			26.95	12/03/2011
	20,000	(13)			15.90	7/10/2012
	5,000	(14)			19.58	2/17/2014
	25,000	(15)			14.56	1/17/2015
	5,000	(16)			16.65	2/14/2015
			300,000	(17)	0.76	11/10/2018

Christopher J. Progler	12,500	(18)			26.95	12/31/2011
	3,750	(19)			15.90	7/10/2012
	2,368	(20)			12.93	12/09/2012
	35,000	(21)			14.56	1/17/2015
	60,000	(22)	20,000		17.02	6/02/2016
			50,000	(23)	.76	11/10/2018
							18,750	(24)	78,375
							7,500	(25)	31,350

Sean T. Smith	10,000	(26)			22.13	5/30/2010
	12,500	(27)			26.95	12/03/2011
	25,000	(28)			15.90	7/10/2012
	10,450	(29)			12.93	12/09/2012
	75,000	(30)			14.56	1/17/2015

	67,500	(31)	22,500		17.02	6/02/2016
			65,000	(32)	0.76	11/10/2018
							25,000	(33)	104,500
							9,375	(34)	39,187

(1)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(2)	The options were granted on February 17, 2004 and are fully vested and exercisable;.

(3)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(4)	The options were granted on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of the grant.

(5)	The options were granted November 10, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(6)	Represents restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of the grant.

(7)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(8)	Represents options granted on August 28, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(9)	Represents options granted on November 10, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(10)	The options were granted on May 30, 2000 and are fully vested and exercisable.

(11)	The options were granted on December 4, 2000 and are fully vested and exercisable.

(12)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(13)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(14)	The options were granted February 17, 2004 and are fully vested and exercisable

(15)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(16)	The options were granted on February 14, 2005 and are fully vested and exercisable.

(17)	The options were granted on November 10, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(18)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(19)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(20)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(21)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(22)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary date of the grant.

(23)	Represents options granted on November 10, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(24)	Represents restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of the grant.

(25)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(26)	The options were granted on May 30, 2000 and are fully vested and exercisable.

(27)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(28)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(29)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(30)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(31)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary date of the grant.

(32)	The options were granted on November 10, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(33)	Represents restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of the grant.

(34)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of the grant.

	OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Soo Hong Jeong	0	0	3,750	13,950
			3,750	7,125

Peter S. Kirlin	0	0	0	0

Constantine S. Macricostas	0	0	1,250	1,137

Christopher J. Progler	0	0	3,750	13,950
			2,500	4,750

Sean T. Smith	0	0	5,000	18,600
			3,125	5,937

(1)	The weighted-average exercise price of outstanding options, warrants, and rights is $11.30

PENSION BENEFITS

The Company does not have a Defined Pension Plan for which the Named Executive Officers participate.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008 and became an employee of the Company on November 10, 2008. Mr. Macricostas became Chief Executive Officer and President on April 3, 2009. Mr. Macricostas receives a base salary of $600,000 as Chief Executive Officer. The consulting agreement between the Company and Mr. Macricostas was suspended for the period of time that Mr. Macricostas is an employee of the Company, however the term of the consulting agreement will be extended for the period of time that Mr. Macricostas is Chief Executive Officer and an employee of the Company. The Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $15,000 per year and use of an automobile owned by the Company. In fiscal 2008, the Company paid Mr. Macricostas pursuant to his consulting agreement and as an employee.

On August 24, 2001, the Company and Dr. Jeong entered into a 5 year employment agreement (the “Employment Agreement”). The Employment Agreement was subsequently amended on March 18, 2004, November 28, 2005, June 9, 2006, December 29, 2006, October 28, 2007, November 10, 2008 and January 6, 2010. As amended on January 6, 2010, the Employment Agreement will expire on October 26, 2010. Pursuant to the terms of the June 9, 2006 amendment, Dr. Jeong’s annual salary was increased to US $321,840 per year. Dr. Jeong will also receive US $64,800 for US related responsibilities and a contribution to his Korean retirement fund of US $100,000 per year. Dr. Jeong is also eligible for a bonus of an amount equal to 100% of his annual salary subject to achieving certain business objectives. This bonus will include the statutory annual two-month bonus in Korea. Dr. Jeong did not receive a bonus for fiscal 2009. As is customary in Korea, Dr. Jeong is also provided with tuition reimbursement of US $ 41,289 per year for his children’s education. During the term of his Employment Agreement and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. In the event that Dr. Jeong is terminated without cause, he will be entitled to receive no less than 1 year of his salary. Additionally, in the event that Dr. Jeong either voluntarily or involuntarily leaves the Company, he will be entitled to a severance payment from PK, Ltd (“PKL”). The severance payment will be calculated using a formula based on his rank at PKL, salary and years of service with PKL.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement as of February 2003 provided for a base salary of $210,000. The Compensation Committee or the Board of Directors will review Mr. Smith’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Mr. Smith’s current base salary is $300,438. Mr. Smith did not receive a merit increase for fiscal 2009. Mr. Smith received a bonus of $15,000 in fiscal 2009. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent), Mr. Smith will receive a payment equal to 100% of his base salary (which is currently $300,438) paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Mr. Smith a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provides for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors will review Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Dr. Progler’s current base salary is $243,000. Dr. Progler received a bonus of $7,500 in fiscal 2009. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Progler’s consent or any reduction in his salary, or health benefits without Dr. Progler’s consent), Dr. Progler will receive a payment equal to 100% of his base salary (which is currently $243,000) paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Progler’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Dr. Progler a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Smith and Dr. Progler are subject to Employment Agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation by the Named Executive Officer with good reason. Dr. Jeong is also subject to an employment agreement with the Company; however, Dr. Jeong’s agreement does not provide for severance in the event of a change in control. Dr. Jeong is entitled to a severance payment under the terms of PK, Ltd’s retirement plan which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and the Company makes a payment of U.S. $100,000 into this account every year. The employment agreements are further described above under the caption Certain Agreements.

Mr. Macricostas does not have an employment agreement with the Company and therefore is not contractually entitled to severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason.

Dr. Kirlin does not have an employment agreement with the Company. However, pursuant to the terms of his offer letter, in the event Dr. Kirlin separates from the Company involuntarily and without cause, Dr. Kirlin is entitled to severance at his then current base salary for a period of one year as well as subsidized COBRA benefits for a period of one year.

The table below was prepared as if the Named Executives employment was terminated as of October 30, 2009, the last business day of our 2009 fiscal year, and if applicable, a change of control occurred on the same date. The table also utilizes the closing share price of Photronics Common Stock as of October 30, 2009.

	Severance Payment	Benefit Plans	Options	Restricted	Excise Tax	Total
Name	($)(1)	($)(2)	($)(3)	Stock ($)(4)	Gross up ($)	($)
Soo Hong Jeong (5)
Termination without cause	386,640	16,800			0	403,440

Sean T. Smith
Termination without cause or	300,438	16,800			0	317,238
resignation for good reason
Termination upon change of	450,657	16,800	222,300	29,325	0	719,082
control

Christopher J. Progler
Termination without cause or	243,000	16,800			0	259,800
resignation for good reason
Termination upon change of	364,500	16,800	171,000	22,425	0	574,725
control

Peter S. Kirlin
Termination without cause	266,000	16,800			0	282,800
Termination upon change of	266,000	16,800			0	282,800
control

1.	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2009.

2.	Assumes a payment of $1,400 per month for COBRA premiums for 12 months.

3.	The value of options assumes all outstanding option awards that are in the money and exercisable as of October 30, 2009 were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying .76 by the amount of options granted and then deducting that number from the number that equals $4.18 multiplied by the number of options granted. The .76 is the closing price on the date of grant and the $4.18 is the closing price on October 30, 2009.

4.	The value of restricted stock assumes all outstanding awards as of October 30, 2009 were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested on October 30, 2009 multiplied by the applicable closing share price on that date.

5.	The amounts set forth above do not include the severance available to Dr. Jeong pursuant to the PKL severance pay system.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $25,000, in addition to a fee of $2,500 for each director’s meeting attended and in fiscal 2009 were granted a restricted stock award of 15,000 shares. Members of the Board of Directors received stock option awards of 25,000 each and the members of the Executive Committee of the Board received an additional stock option award of 50,000 each. The annual grants are generally made on the first Board meeting of the Company’s fiscal year. The restrictions on the option and restricted stock awards generally lapse quarterly over the one-year service period.

Prior to 2006, non-employee directors also received stock options as part of their annual compensation; however, in 2006, this practice ceased and the directors were only awarded restricted stock. For fiscal 2010, Directors will once again receive stock option awards. For fiscal 2010 Directors will each receive stock option awards of 15,000 per member plus an additional 20,000 will be awarded to each executive committee member.

Directors who are also employees of the Company are not compensated for serving on the Board.

For fiscal 2009, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2009, the other member of the Audit Committee received an additional annual retainer of $10,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee receives an additional annual retainer of $25,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $5,000. Members of the Executive Committee received an additional retainer of $35,000 each. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem pro rated fee for the time devoted to such matters.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or
	Paid in Cash		Stock Awards		Option Awards		Total
Name	($)		($)(1)		($)(2)		($)
Walter M. Fiederowicz	119,500	(3)	18,668	(4)	8,969	(5)	147,137

Joseph A. Fiorita	131,500	(6)	18,668	(7)	8,949	(8)	159,117

George Macricostas	38,000	(9)	18,668	(10)	3,602	(11)	60,270

Willem D. Maris	38,000	(12)	18,668	(13)	3,602	(14)	60,270

Mitchell G. Tyson	47,500	(15)	18,668	(16)	3,602	(17)	69,770

(1)	Reflects the Company’s accounting expense for restricted stock awards for financial statement reporting purposes for the fiscal year ended November 1, 2009 in accordance with FASB ASC 718 and does not correspond to an actual amount paid or realized by the Directors in fiscal 2009 (see also Grant of Plan Based Awards). See Notes 1 and 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 1, 2009, for the assumptions made in determining such expense under FASB ASC 178. FASB ASC 178 values, as of the grant date, for restricted stock awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2009 were for awards made in prior years. There can be no assurance that the FASB ASC 178 amounts will ever be realized.

(2)	Reflects the Company’s accounting expense for stock options for financial statement reporting purposes for the fiscal year ended November 1, 2009 in accordance with FASB ASC 718 and does not correspond to an actual amount paid or realized by the Directors in fiscal 2009 (see also Grant of Plan Based Awards). See Notes 1 and 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 1, 2009, for the assumptions made in determining such expense under FASB ASC 178. FASB ASC 178 values, as of the grant date, for option awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2009 were for awards made in prior years. There can be no assurance that the FASB ASC 718 amounts will ever be realized.

(3)	Represents $25,000 as an annual retainer; $25,000 as Chairman of the Compensation Committee; $35,000 as a member of the Executive Committee; $10,000 as Vice Chairman of the Audit Committee; however as a result of the cost initiative implemented by the Company in February 2009 (as described in the CD&A), the retainer was reduced by 10% for 6 months of fiscal 2009 and thus the retainer paid to Mr. Fiederowicz was $90,250; $14,250 for meeting fees (3 meetings at $2,500 per meeting and 3 meetings at $2,250 per meeting. The $2,500 meeting fee was also reduced by ten percent (10%) for 6 months of fiscal 2009. There were 6 meetings in fiscal 2009 for which Mr. Fiederowicz received compensation). Also represents $15,000 received as per diem compensation in connection with the development or consideration of strategic initiatives.

(4)	Represents 25% of the restricted stock award of 5,000 shares granted on December 18, 2007 that vest quarterly over a one year period from the date of grant. Represents 75% of the restricted stock award of 15,000 shares granted on November 10, 2008 that vest quarterly over a one year period from the date of grant.

(5)	Represents 1,250 shares from the February 14, 2005 option award that vested on February 14, 2009 at a grant price of $16.65 per share and 12,500 shares from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76 per shares and 6,250 shares from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76. per share

(6)	Represents $25,000 as an annual retainer; $40,000 as Chairman of the Audit Committee; $5,000 as Vice Chairman of the Compensation Committee and $35,000 as a member of the Executive Committee; however as a result of the cost initiative implemented by the Company in February of 2009 (as described in the CD&A), the retainer was reduced by 10% for 6 months of fiscal 2009 and thus the retainer paid to Mr. Fiorita was $99,750; $14,250 for meeting fees (3 meetings at $2,500 per meeting and 3 meetings at $2,250 per meeting. The $2,500 meeting fee was also reduced by 10% for 6 months of fiscal 2009. There were 6 meetings in fiscal 2009 for which Mr. Fiorita received compensation). Also represents $17,500 received as per diem compensation in connection with the development or consideration of strategic initiatives.

(7)	Represents 25% of the restricted stock award of 5,000 shares granted on December 18, 2007 that vest quarterly over a one year period from the date of grant. Represents 75% of the restricted stock award of 15,000 shares granted on November 10, 2008 that vest quarterly over a one year period from the date of grant.

(8)	Represents 1,250 shares from the February 14, 2005 option award that vested on February 14, 2009 at a grant price of $16.65 per share and 12,500 from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76 per shares and 6,250 shares from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76. per shares

(9)	Represents $25,000 as an annual retainer; however as a result of the cost initiative implemented by the Company in February of 2009 (as described in the CD&A), the retainer was reduced by 10% for 6 months of fiscal 2009 and thus the retainer paid to Mr. Macricostas was $23,750; $14,250 for meeting fees (3 meetings at $2,500 per meeting and 3 meetings at $2,250 per meeting. The $2,500 meeting fee was also reduced by 10% for 6 months. There were 6 meetings in fiscal 2009 for which Mr. Macricostas received compensation.)

(10)	Represents 25% of the restricted stock award of 5,000 shares granted on December 18, 2007 that vest quarterly over a one year period from the date of grant. Represents 75% of the restricted stock award of 15,000 shares granted on November 10, 2008 that vest quarterly over a one year period from the date of grant

(11)	Represents 1,250 shares from the February 14, 2005 option award that vested on February 14, 2009 at a grant price of $16.65 per share and 6,250 shares from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76 per share.

(12)	Represents $25,000 as an annual retainer; however as a result of the cost initiative implemented by the Company in February of 2009 (as described in the CD&A), the retainer was reduced by 10% for 6 months of fiscal 2009 and thus the retainer paid to Mr. Maris was $23,750; $14,250 for meeting fees (3 meetings at $2,500 per meeting and 3 meetings at $2,250 per meeting. The $2,500 meeting fee was also reduced by 10% for 6 months. There were 6 meetings in fiscal 2009 for which Mr. Maris received compensation.)

(13)	Represents 25% of the restricted stock award of 5,000 shares granted on December 18, 2007 that vest quarterly over a one year period from the date of grant. Represents 75% of the restricted stock award of 15,000 shares granted on November 10, 2008 that vest quarterly over a one year period from the date of grant

(14)	Represents 1,250 shares from the February 14, 2005 option award that vested on February 14, 2009 at a grant price of $16.65 per share and 6,250 shares from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76 per share.

(15)	Represents $25,000 as an annual retainer; and $10,000 retainer as a member of the Audit Committee; however as a result of the cost initiative implemented by the Company in February of 2009 (as described in the CD&A), the retainer was reduced by 10% for 6 months of fiscal 2009 and thus the retainer paid to Mr. Tyson was $33,250; $14,250 for meeting fees (3 meetings at $2,500 per meeting and 3 meetings at $2,250 per meeting. The $2,500 meeting fee was also reduced by 10% for 6 months. There were 6 meetings in fiscal 2009 for which Mr. Tyson received compensation.)

(16)	Represents 25% of the restricted stock award of 5,000 shares granted on December 18, 2007 that vest quarterly over a one year period from the date of grant. Represents 75% of the restricted stock award of 15,000 shares granted on November 10, 2008 that vest quarterly over a one year period from the date of grant

(17)	Represents 1,250 shares from the February 14, 2005 option award that vested on February 14, 2009 at a grant price of $16.65 per share and 6,250 shares from the November 10, 2008 option award that vested on November 10, 2009 at a grant price of $0.76 per share.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2009, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 31, 2010. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics, Inc. and its subsidiaries for the fiscal year ending October 31, 2010.

PROPOSAL 3
APPROVAL OF AMENDMENT TO THE PHOTRONICS, INC. EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

Background

For the purpose of aiding the Company and its subsidiaries in attracting, retaining and motivating personnel and encouraging stock ownership by employees, the Company has an Employee Stock Purchase Plan.

The Company’s Employee Stock Purchase Plan (“Plan”) was approved by the shareholders of the Company at the Annual Meeting held on March 18, 1992 and was amended as of April 1, 1998 and March 24, 2004. This Proposal No. 3, if approved by the shareholders, would increase the number of shares of Common Stock available for purchase under the Plan. There are currently 900,000 shares of our Common Stock authorized for issuance under the Plan. Of that number, 777,490 shares have already been issued and 143,965 shares are subject to outstanding subscriptions. This amendment would increase the number of shares of Common Stock authorized for issuance under the Plan from 900,000 to 1,200,000 shares. The Board approved this amendment at a meeting held on December 11, 2009 subject to the approval of the shareholders.

The Board believes the Plan should be amended to increase the number of shares authorized for issuance in order to permit employees to purchase shares of Common Stock through payroll deductions. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting.

The following is a summary of the material features of the Plan, as amended. The Plan is qualified in its entirety by reference to the text of the Plan. You may request a copy of the Plan, as amended, free of charge by writing to: General Counsel, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut, 06804.

Administration

The Plan is administered by a plan committee which consists of two (2) or more members of the Board of Directors, none of whom are eligible to participate in the Plan. The plan committee is authorized to determine any questions arising in the administration, interpretation and application of the Plan, and is authorized to make such uniform rules as may be necessary to carry out its provisions. The Board of Directors of the Company may amend the Plan, except that the Board of Directors may not, without shareholder approval, make any amendment which would increase the number of shares reserved under the Plan, extend the term during which offerings may be made under the Plan, or increase the maximum number of shares which an eligible employee is entitled to purchase.

Plan Participation

Under the Plan, each person who has been an employee of the Company for one complete calendar month and whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per calendar year is eligible to purchase that number of shares of Common Stock having a purchase price equal to not more than 5% of the employee’s annual compensation. Approximately 630 individuals will be eligible to participate in the Plan. The purchase price per share shall be an amount equal to such percentage, not greater than 100% nor less than 85% as determined by the plan committee on the offering date, of the fair market value of a share of Common Stock on one of the following dates as determined by the plan committee, the offering date or the purchase date whichever would result in a lower purchase price for the Common Stock. Any person who, after grant of a right to purchase, would hold 5% or more of the Common Stock of the Company are not eligible to make purchases under the Plan. In addition, the granting of a right to any employee to purchase shares under the Plan and any other stock purchase plan of the Company and its subsidiaries is limited to $25,000 in fair market value of such shares (determined as of the date of grant of such right) for each calendar year.

The total purchase price of the shares of stock covered by the grants is paid through payroll deductions over a period of up to twenty-four months. A participating employee has none of the rights or privileges of a shareholder of the Company (including rights to dividends) until the shares are fully paid for and issued.

It is intended that the rights to purchase shares of stock to be granted by the Company will constitute options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Shares Available

A maximum of nine hundred thousand (900,000) shares of Common Stock may currently be issued under the Plan. In the event of a stock dividend, share distribution, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of share or similar action with respect to the Common Stock, the Board makes adjustments to the unissued shares under the Plan to reflect any such event.

Certain Federal Income Tax Considerations

The following is a general summary of certain United States income tax consequences based upon the laws as currently in effect and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income even if no gain is realized on the sale or if a gratuitous transfer is made. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PLAN
DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE “FOR” THE
PROPOSED AMENDMENT.

PROPOSAL 4
AMENDMENT TO THE 2007 LONG TERM EQUITY INCENTIVE PLAN
TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM
3 MILLION SHARES TO 6 MILLION SHARES AND TO AMEND THE AMOUNT OF RESTRICTED
STOCK AVAILABLE TO BE ISSUED THEREUNDER FROM 10% TO 15%.

For the purpose of aiding the Company and its subsidiaries in attracting, retaining and motivating qualified personnel, the Company adopted a new long term equity incentive plan (the “LTEIP”) in 2007. We believe that the LTEIP is essential to the Company’s continued success. In addition to stock options, stock appreciation rights, restricted stock, performance shares and performance units, the LTEIP also permits the grant of restricted stock units and other equity-based awards. The awards provided under the LTEIP are vital to our ability to attract and retain the highly skilled individuals who work for the Company and who serve on it’s Board of Directors.

We need to amend the LTEIP to increase the number of shares available for issuance under the LTEIP from 3 million shares to 6 million shares and to amend the amount of restricted stock available to be issued thereunder from 10% to 15%.

The approval of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is needed to adopt the amendment to the LTEIP.

The text of the Amendment to the LTEIP appears at the end of this Proxy Statement as Annex A. The following description of the LTEIP should be read in conjunction with the full text of the LTEIP.

Administration

The LTEIP will generally be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee has the authority to determine, subject to the provisions of the LTEIP, who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award. The Compensation Committee may also make factual determinations in connection with the administration or interpretation of the LTEIP. To the extent not prohibited by applicable laws, rules and regulations, the Compensation Committee may also, from time to time, delegate some or all of its authority under the LTEIP to a subcommittee or to other persons or groups of persons as it deems necessary, appropriate or advisable. Additionally, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the LTEIP may be exercised by the Compensation Committee, may alternatively be exercised by the Board of Directors of the Company.

Eligibility

The Compensation Committee has the authority under the LTEIP to select the individuals who will be granted awards from among the officers, employees and directors, non-employee directors, consultants, advisors and independent contractors of the Company or a subsidiary of the Company.

Number of Shares Available for Issuance

A maximum of three million (3,000,000) shares of Common Stock may be issued under the LTEIP. Such shares may be authorized but unissued shares, shares previously issued and reacquired by the Company, or both. Any shares subject to awards which, for any reason, expire or are terminated or forfeited, become available again for grant under the LTEIP. Additionally shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations and exercised shares covered by a stock-settled stock appreciation right will not be available for issuance pursuant to a new award. The Compensation Committee shall have full authority to determine the effect of a change in control, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award under the LTEIP.

Types of Awards; Limits

The Compensation Committee may grant the following types of awards under the LTEIP: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; and other awards based on, or related to, shares of the Company’s Common Stock. However, the LTEIP contains various limits with respect to the types of awards as follows: no more than (i) ten percent (10%) of such shares may be available cumulatively for grants of restricted stock; and (ii) no more than fifteen percent (15%) of such shares may be granted to any individual in any calendar year.

Stock Options

A stock option is the right to acquire shares of the Company’s Common Stock at a fixed exercise price for a fixed period of time (generally up to ten years). The exercise price is set by the Compensation Committee but cannot be less than 100% of the fair market value of the Company’s Common Stock on the date of grant.

The Compensation Committee may grant either incentive stock options or nonqualified stock options. As described in detail below, incentive stock options entitle the participant, but not the Company, to preferential tax treatment. The Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, shares, a combination of cash and shares, through net settlement (meaning the Company withholds shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Compensation Committee, including cashless exercise, a procedure whereby vested shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to the Company to pay the exercise price.

Stock Appreciation Rights

Stock appreciation rights are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of shares for which the stock appreciation right is exercised over the grant price. The grant price is set by the Compensation Committee, but cannot be less than 100% of the fair market value of the Company’s Common Stock on the date of grant. Payment to the participant on exercise may be made in cash or shares, as determined by the Compensation Committee. If the Compensation Committee determines at the time of grant that a stock appreciation right may be settled only in shares, the term may not exceed ten years. The Compensation Committee may grant stock appreciation rights in tandem with an option.

Restricted Stock

Restricted stock awards are shares of Company Common Stock that are subject to cancellation, restrictions, and vesting conditions, as determined by the Compensation Committee. The shares may be either granted or sold to the participant.

Restricted Stock Units

Restricted stock units entitle a participant to receive one or more shares of Company Common Stock in the future upon satisfaction of vesting conditions determined by the Compensation Committee. The Compensation Committee determines whether restricted stock units will be settled through the delivery of shares, cash of equivalent value, or a combination of shares and cash.

Performance Stock and Performance Units

Performance stock and performance unit awards entitle a participant to receive a target number of shares if specified performance targets are achieved during a specified performance period. The Compensation Committee sets the performance targets and performance period at the date of grant. When the Compensation Committee determines the performance targets have been satisfied, performance stock and performance units are settled through the delivery of shares of Company Common Stock, cash of equivalent value, or a combination of cash and shares.

Section 162(m) Performance-Based Awards

The Compensation Committee may determine whether any award is a “performance-based” award for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Any awards designated to be “performance-based compensation” will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate: net income; cash flow or cash flow on investment; pre-tax or post-tax profit levels or earnings; growth in managed assets; operating earnings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; return on assets; return on net assets; return on equity; return on capital; return on sales; operating margin; total stockholder return or stock price appreciation; EBITDA; adjusted EBITDA; revenue; or revenue before deferral, in each case determined in accordance with generally accepted accounting principles consistently applied on a business unit, subsidiary or consolidated basis or any combination thereof.

The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit. Performance goals may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit), or measured relative to selected peer companies or a market index.

The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each participant will be assigned a target number of shares of the Company’s Common Stock or cash value payable if target performance goals are achieved. The Compensation Committee will certify the attainment of the performance goals at the end of the applicable performance period. If a participant’s performance exceeds such participant’s target performance goals, the number of shares of Company Common Stock or the cash value payable under the performance-based award may be greater than the target number, but in no event can the amounts exceed the award limits described above. In addition, unless otherwise provided in an award agreement, the Compensation Committee may reduce the number of shares or cash value payable with respect to a performance-based award even if the performance objectives are satisfied.

Amendment and Termination; Term

Generally, the Board may terminate, amend, modify, or suspend the LTEIP at any time. The Company will obtain stockholder approval of any termination, amendment, modification, or suspension if required by applicable law or NASDAQ rule. Subject to limited exceptions, no termination, amendment, modification, or suspension may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent. Unless terminated earlier, the LTEIP will expire in 2017, on the tenth anniversary of the effective date and no additional awards may be granted after this date.

Change of Control

In the event of a change of control of the Company, the Compensation Committee may take steps it considers appropriate, including accelerating vesting, modifying an award to reflect the change of control, or providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the change of control and the exercise price. Generally, unless the Compensation Committee determines otherwise at the time of grant, the default treatment of outstanding awards upon a change of control is as follows:
  options and stock appreciation rights immediately vest in full and remain exercisable until the second anniversary of the participant’s termination of employment or, if earlier, the expiration of the award’s initial term;
  restrictions imposed on restricted stock and restricted stock units immediately lapse;
  the performance targets with respect to performance units, performance stock, or other awards that vest upon satisfaction of performance objectives shall be deemed attained at target levels; and
  the vesting of all other awards that are specified with respect to shares shall be accelerated.
The following events generally result in a change of control:
  one individual or entity acquires at least 35% of the voting power of the Company;
  a majority of the Company directors are replaced by directors not approved by the Board;
  there is a merger or consolidation of the Company that results in new stockholders having at least 35% of the voting power of the Company;
  there is a sale of all or substantially all of the Company assets; or
  the Company’s stockholders approve a plan of liquidation or dissolution.
Repricing of Options and Stock Appreciation Rights

Options and stock appreciation rights may not be repriced. For these purposes, to reprice an award means (i) to reduce the exercise or grant price, or (ii) grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

Adjustments or Changes in Capitalization

In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, liquidation, merger or other corporate event affecting the shares of the Company’s Common Stock, the aggregate number of shares available for issuance under the LTEIP, the various LTEIP limits, and the number of shares subject to, and exercise or grant price of, outstanding awards may be appropriately adjusted by the Compensation Committee.

Limited Transferability

Generally, an award may only be transferred upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and, except for incentive stock options, pursuant to a domestic relations order. The Compensation Committee also may permit limited transferability, generally to a participant’s family member, a trust for the benefit of a family member, or a charitable organization.

U.S. Tax Treatment of Awards

Incentive Stock Options

An ISO results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A Non-Qualified Stock Option (“NQO”) results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a NQO is exercised by tendering previously owned shares of the Company’s Common Stock in payment of the option price, then, instead of the treatment described above, the following generally will apply; a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards

The current United States federal income tax consequences of other awards authorized under the LTEIP are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States

The grant and exercise of options and awards under the LTEIP to non-employee Directors and to employees outside the United States may be taxed on a different basis.

New Awards

It is not possible to determine the awards that will be granted and received by any particular employee or groups in the future.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PLAN
DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE “FOR” THE
PROPOSED AMENDMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy with the purpose of ensuring that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee, the Chief Executive Officer and Chief Financial Officer of the Company and the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’s-length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. (“RagingWire”), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is the Chief Executive Officer, Vice Chairman of the Board and founder of RagingWire. The decision to pursue an outsourced solution to satisfy the Company’s network and communications needs was made by management, and the Company obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2009 fiscal year, the Company incurred expenses of $2.8 million for services provided to the Company by RagingWire. As of November 2009, the Company had contracted with this service provider through 2010 for a cost of approximately $2.1 million.

Dr. Soo Hong Jeong, Chief Operating Officer of the Company, who also serves as the Chairman, Chief Executive Officer and President of the Company’s majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2009, the Company purchased $25.5 million of photomask blanks from S&S Tech of which $6.5 million was owed to S&S Tech as of November 1, 2009.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended November 1, 2009, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, on written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders must be received by the Company no later than October 29, 2010 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2011 Annual Meeting of Shareholders without inclusion in the Company’s proxy statement for that year, notice of such proposal must be received by the Company no later than January 14, 2011 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of the Assistant Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

February 24, 2010

PHOTRONICS, INC ATTN: RICHELLE BURR 15 SECOR ROAD BROOKFIELD CT, 06804
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors
Nominees

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
01	Walter M. Fiederowicz	02	Joseph A. Fiorita, Jr.	03	Constantine Macricostas	04	George C. Macricostas	05	Willem D. Maris
06	Mitchell G. Tyson

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 31, 2010.	☐	☐	☐

3.	To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 900,000 to 1,200,000.	☐	☐	☐

4.	To approve an amendment to the Company’s 2007 Long Term Equity Incentive Plan to increase the number of shares available for issuance under the plan from 3 million to 6 million and the amount of restricted stock allowed to be issued thereunder from 10% to 15%.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/10K is/are available at www.proxyvote.com.

PHOTRONICS, INC.
Annual Meeting of Shareholders
April 8, 2010 9:00 AM

The undersigned hereby appoints Sean T. Smith and Richelle Burr or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2010 Annual Meeting of Shareholders of Photronics, Inc. to be held at 9:00 a.m. Eastern Time on April 8, 2010 at the Company's headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804, and at any adjournments or postponements thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side